Exhibit 99.1

                                  News Release
                             PS Business Parks, Inc.
701 Western Avenue
Glendale, CA 91201-2349
www.psbusinessparks.com

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                                                       For Release: Immediately
                                                       Date: February 24, 2009
                                                       Contact: Edward A. Stokx

(818) 244-8080, Ext. 1649

                 PS Business Parks, Inc. Announces New Director

GLENDALE, California--PS Business Parks, Inc. (NYSE:PSB) announced today that Jennifer Holden Dunbar has joined the Board of Directors. Her election by the PS Business Parks' Board was effective February 23, 2009. The PS Business Parks' Board now has a total of nine directors.

Ms. Dunbar, 45, has been a member of the Board of Directors of Big 5 Sporting Goods Corporation since 2004. Since 2001, she has been the managing director and was the co-founder of Dunbar Partners, LLC, an investment/advisory firm that makes direct investments in and provides strategic, due diligence and human capital services to private equity firms and middle market companies. Ms. Dunbar was previously a partner with Leonard Green and Partners where she spent ten years investing in private equity transactions and serving on numerous public and private company boards.

"We are pleased to welcome Jennifer to the PS Business Parks' Board of Directors," said Joseph D. Russell, Jr., President and Chief Executive Officer of PS Business Parks. "As a seasoned investment professional, we look forward to Jennifer bringing her broad-based business knowledge and experience to our Board."


Company Information

PS Business Parks, Inc., a member of the S&P SmallCap 600, is a self-advised and self-managed equity real estate investment trust ("REIT") that acquires, develops, owns and operates commercial properties, primarily flex, multi-tenant office and industrial space. The Company defines "flex" space as buildings that are configured with a combination of office and warehouse space and can be designed to fit a number of uses (including office, assembly, showroom, laboratory, light manufacturing and warehouse space). As of December 31, 2008, PSB wholly owned approximately 19.6 million rentable square feet with approximately 3,800 customers located in eight states, concentrated in California (5.8 million sq. ft.), Florida (3.6 million sq. ft.), Virginia (3.0 million sq. ft.), Texas (2.9 million sq. ft.), Maryland (1.8 million sq. ft.), Oregon (1.3 million sq. ft.), Arizona (0.7 million sq. ft.) and Washington (0.5 million sq. ft.).

Additional information about PS Business Parks, Inc. is available on the Internet. The Company's website is www.psbusinessparks.com.
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